EX 10.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of JULY 1, 2015 (the "Merger Agreement"), between PERVASIP, CORP., a New York corporation ("PVSP"), and PLAID CANARY CORPORATION, a Delaware corporation and wholly-owned subsidiary of the PVSP ("PCC" and, together with the PVSP, the “Parties”).

WHEREAS, PVSP has authority to issue 8,978,999,990 shares of common stock, par value $0.00001 per share (the "PVSP Common Stock"), of which 4,702,630,209 shares are issued and outstanding;

WHEREAS, PCC has authority to issue 10,000,000 shares of Common Stock, par value $0.00001 per share (the "PCC Common Stock"), of which 10,000,000 shares are issued and outstanding;

WHEREAS, the respective boards of directors of PVSP and PCC have determined that it is advisable and in the best interests of each company that PVSP merge with and into PCC upon the terms and subject to the conditions set forth herein, and whereby the transaction is intended to qualify as a tax free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), to the extent permitted by applicable law;

WHEREAS, in furtherance of such combination, the boards of directors of the Parties have each approved the merger of PVSP with and into PCC (the “Merger”), upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”); and,

WHEREAS, the Parties have obtained any approvals required under the DGCL for the completion of the Merger as described above and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.	Merger. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the DGCL, the Merging shall be merged with and into the PCC. Following the Merger, PCC shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of PVSP shall cease. As part of the Merger and as more fully described Section 3 below, the issued and outstanding PVSP Common Stock and PVSP Preferred Stock shall be exchanged for PCC Common Stock at the relevant exchange ratios. The Merger shall be consummated as promptly as practicable after satisfaction of all conditions to the Merger set forth herein, by filing with the Secretary of State of the State of Delaware of a certificate of merger or similar document (the “Certificate of Merger”), and all other appropriate documents, executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of the State of the State of Delaware. The time of such filing shall be referred to herein as the “Effective Time.”
2.	Effects of Merger. At the Effective Time, all the rights, privileges, immunities, powers and franchises of PVSP and all property, real, personal and mixed, and every other interest of, or belonging to or due to each of PVSP shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of PVSP shall become the debts, liabilities, obligations and duties of the Surviving Corporation without further act or deed, all in the manner and to the full extent provided by the DGCL. Whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest any property or right in the Surviving Corporation, the directors and officers of the respective constituent corporations shall execute, acknowledge and deliver such instruments and perform such acts, for which purpose the separate existence of the constituent corporations and the authority of their respective directors and officers shall continue, notwithstanding the Merger. The Certificate of Incorporation of PCC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter may be amended or repealed in accordance with its terms and applicable law. The parties intend that the Merger shall be treated as a tax-free reorganization pursuant to Section 368(a) of the IRC, to the extent permitted by applicable law.

3.	Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of the capital stock of PVSP or PCC:
a.	Preferred Stock. Each share of PVSP Series H Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted on a ONE (1) to ONE (1) basis (the “SH Stock Exchange Ratio”), or into ONE (1) validly issued, fully paid and nonassessable share of PCC Series A Preferred Stock. As of the Effective Time, each share of PVSP Series H Preferred Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate representing any share of PVSP Series H Preferred Stock shall cease to have any rights with respect thereto other than the right to receive PCC Series A Preferred Stock to be issued in exchange therefor upon the surrender of such certificate, properly endorsed to PCC.
b.	Common Stock. Each share of PVSP Common Stock issued and outstanding immediately prior to the Effective Time shall be converted on a ONE (1) to ONE (1) basis (the “Common Stock Exchange Ratio”), or into ONE (1) validly issued, fully paid and nonassessable share of PCC Common Stock. As of the Effective Time, each share of PVSP Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate representing any share of PVSP Common Stock shall cease to have any rights with respect thereto other than the right to receive PCC Common Stock to be issued in exchange therefor upon the surrender of such certificate, properly endorsed to PCC.
c.	No Fractional Shares. No certificates or scrip representing fractional shares of PCC Common Stock shall be issued upon the surrender for exchange of certificates and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of the Company. Any fractional shares held by a shareholder of PVSP as a result of the Merger shall be rounded up to one full PCC Common Stock share.
d.	Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of PVSP or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of PVSP, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of PVSP, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of PVSP, as applicable, and otherwise to carry out the purposes of this Agreement.
4.	Directors. The directors and the members of the various committees of the Board of the PVSP immediately prior to the Effective Time shall be the directors and members of such committees of the Surviving Corporation at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.
5.	Officers. The officers of the PVSP immediately preceding the Effective Time shall resign upon completion of the Merger without further action. The officers of the Surviving Corporation shall be the officers at and after the Effective Time until their successors are duly elected and qualified.
6.	Employee Option and Benefit Plans. Each option or other right to purchase or otherwise acquire shares of Merging evidenced by an option agreement (an "Option") or granted under any employee option, stock purchase or other benefit plan of the PVSP (collectively, the "Plans") which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and the PCC hereby assumes the obligation to deliver) 1/20th number of shares of Surviving Common Stock, at an exercise price equal to twenty times the exercise price specified before the Merger, resulting in approximately the same aggregate price being required to be paid thereof upon exercise as immediately preceding the Merger, and upon the same terms, and subject to the same conditions, as set forth in the respective Plan as in effect immediately prior to the Effective Time. The same number of shares of Surviving Common Stock shall be reserved for purposes of the Plans as is equal to the proportional number of shares of Merging so reserved immediately prior to the Effective Time. The PCC hereby assumes, as of the Effective Time, (i) the Plans and all obligations of the PVSP under the Plans, including the outstanding options, stock purchase rights or awards or portions thereof granted pursuant to the Plans and the right to grant additional options and stock purchase rights thereunder, (ii) all obligations of the PVSP under all other benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of the Effective Time and (iii) all obligations of the PVSP under any Options.

7.	Conditions to the Merger. The consummation of the Merger and the other transactions herein provided is subject to receipt prior to the Effective Time of the requisite approval of the Merger by the holders of Merging pursuant to the DGCL.
8.	Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Merging Common Stock or other securities of the PVSP shall be deemed for all purposes to evidence ownership of and to represent the shares of Surviving Common Stock or other securities of the PCC, as the case may be, into which the shares of Merging or other securities of the PVSP represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Surviving Common Stock or other securities of the PCC, as the case may be, evidenced by such outstanding certificate, as above provided.
9.	Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time; provided, however, that no amendment, modification or supplement may be made after the adoption of this Merger Agreement by the stockholders of the PVSP which changes this Merger Agreement in a way which, in the judgment of the Board of Directors of the PVSP, would have a material adverse effect on the stockholders of the PVSP, unless such amendment, modification or supplement is approved by such stockholders.
10.	Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the stockholders of the PVSP, by action of the Board of Directors of the PVSP if the Board of Directors of the PVSP determines for any reason, in its sole judgment and discretion, that the consummation of the merger would be inadvisable or not in the best interests of the PVSP and its stockholders.
11.	Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Securities Purchase Agreement.

PLAID CANARY CORPORATION

By: /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Chief Executive Officer

PERVASIP CORP.

By: /s/ Paul Riss
Name: Paul Riss
Title: Chief Executive Officer